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                                                                     EXHIBIT 4.1

                                 FIRST AMENDMENT
                                     TO THE
                             AMARIN CORPORATION PLC
                             2002 STOCK OPTION PLAN


         WHEREAS, Amarin Corporation plc, an English company (the "Company") has established and maintains the Amarin Corporation plc 2002 Stock Option Plan, effective as of January 1, 2002 (the "Plan"), which authorizes the grant of stock options to certain employees and non-employees of the Company; and

         WHEREAS, the Company has reserved 2,000,000 outstanding ordinary shares ("Shares") for issuance under the Plan; and

         WHEREAS, Section 7 of the Plan reserves to the Board of Directors of the Company the right to amend the Plan at any time; and

         WHEREAS, the Company's stockholders have approved by majority vote on July 25, 2003 to further increase the number of Shares available for grant under the Plan by an additional 2,000,000 Shares for an aggregate of 4,000,000 Shares; and

         WHEREAS, the Plan has stated as one of its purposes the ability to award "incentive stock options" that meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and Section 422 of the Code requires such an increase in Shares available for issuance to be approved by the Company's stockholders.

         NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Section 4.1(a) of the Plan is hereby amended, effective as of July 25, 2003, to read as follows:

         "Subject to adjustment as provided in Section 4(c) of the Plan, the Plan may issue up to 4 million Shares under all Awards (the "Plan Limit")."

                                      * * *

         IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 21st day of November, 2003.


                                 AMARIN CORPORATION PLC

                                 By: Jonathan Lamb
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                                 Name: /s/ Jonathan Lamb
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                                 Its: General Counsel and Company Secretary
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